CENTRAL EUROPEAN MEDIA ENTERPRISES AGREES TO ACQUIRE MINORITY INTEREST IN TV NOVA IN THE CZECH REPUBLIC

- Agreement Would Improve Company's Attributable Economic Interest
From 56% to at least 85% at No Additional Investment -

HAMILTON, BERMUDA, March 2, 2005 - Central European Media Enterprises Ltd ("CME") (NASDAQ: CETV) today announced that it has entered into an Agreement on Settlement of Disputes and Transfer of Ownership Interest on February 24, 2005 with Peter Krsak (the "Agreement") to acquire Mr. Krsak's entire minority ownership interest in CET 21 s.r.o. ("CET 21"). CET 21 holds the national terrestrial broadcast license for TV Nova in the Czech Republic. Following this transfer, CME would be entitled to at least 85% of the economics of TV Nova following CME's acquisition of the business.

This represents a 52% increase in CME's previously estimated 56% attributable economic interest, which was announced in connection with its agreement to acquire 85% of the ownership interest of PPF (Cyprus) Ltd. ("PPF") in the companies comprising the TV Nova business, including 52% of CET 21 (the "TV Nova Group"). CME expects to complete the acquisition of the TV Nova Group from PPF during the second quarter of this year.

CME's total investment for the acquisition of the TV Nova Group will not be affected by its purchase of Mr. Krsak's 16.67% interest in CET 21. The purchase price for the acquisition of the TV Nova Group from PPF will be reduced by the amount payable to Mr. Krsak under the Agreement for his interest in CET 21.

Michael Garin, CME's CEO commented, "This transaction is a very exciting development in our plans to consolidate our ownership in the TV Nova business and roll up minority interests. It represents a substantial improvement in the overall contribution of TV Nova to our results without our having incurred incremental costs. TV Nova will double the size of CME's revenues and add significant operating and net income. We are thrilled to make this deal with Mr. Krsak and grateful for his constructive approach to our negotiations."

The Agreement with Mr. Krsak is subject to a number of conditions, including the consent of the Council of the Czech Republic for Radio and Television Broadcasting to the transfer of Mr. Krsak's interest to us and the withdrawal of all outstanding legal proceedings by Mr. Krsak relating to the TV Nova business. The Agreement may be terminated as a result of the failure of a party to satisfy its obligations under the Agreement or the inability to secure necessary consents to the transfer.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements, including statements regarding the expected impact of the acquisition of the interest of Mr. Krsak on our attributable economic interest in the TV Nova business, the expected date of the completion of the acquisition of the TV Nova Group, our ability to complete the acquisition of the TV Nova Group or the acquisition of the interest of Mr. Krsak, the expected impact of these acquisitions on our results. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private

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 Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic investment plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the receipt of necessary regulatory approvals, the receipt of other third party consents, the rate of development of advertising markets in countries where we operate, general market and economic conditions in these countries, the US and Western Europe, the renewals of broadcasting licenses, the general regulatory environment and compliance, the ability to acquire programming and the ability to attract audiences.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in five Central and Eastern European countries reaching an aggregate of approximately 75 million people. The Company's television stations are located in Croatia (Nova TV), Romania (PRO TV, Acasa, PRO Cinema), Slovakia (Markiza), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol "CETV".

For additional information, please visit www.cetv-net.com or contact:

United States:	United Kingdom:

Jonathan Lesko/Michael Smargiassi (Investors)	Wallace Macmillan (Investors)

Olga Shmuklyer (Press)	Vice President Finance &

Brainerd Communicators, Inc.	Chief Financial Officer

+1 212-986-6667	+44-20-7430-5430